UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report

January 23, 2009

(Date of earliest event reported)

IVAX Diagnostics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14798	11-3500746
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2140 North Miami Avenue Miami, Florida	33127
(Address of principal executive offices)	(Zip Code)

(305) 324-2300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 23, 2009, Paul F. Kennedy resigned as Chief Executive Officer, President and Chairman of the Board of Directors of IVAX Diagnostics, Inc. (the “Company”). In connection with his resignation, Mr. Kennedy is expected to execute a general release in favor of the Company, after which time the Company would pay Mr. Kennedy an aggregate of $100,000, which includes the pro-rated portion of Mr. Kennedy’s $250,000 annual base salary for his services as Chief Executive Officer and President from September 23, 2008, the date of his appointment to such positions, through January 23, 2009. Mr. Kennedy’s annual base salary of $250,000 was determined by the Compensation Committee of the Board of Directors of the Company, notwithstanding the previously disclosed anticipated annual base salary of $400,000. Mr. Kennedy has agreed to continue to serve as a director of the Company and will receive an annual cash retainer of $20,000, payable in quarterly installments, for his continuing services as a director of the Company.

On January 23, 2009, the Board of Directors of the Company elected Patrice Debregeas to serve as non-executive Chairman of the Board of Directors of the Company to fill the vacancy created by the resignation of Mr. Kennedy from such position. Mr. Debregeas previously served as non-executive Vice Chairman of the Board of Directors of the Company. Mr. Debregeas will receive an annual cash retainer of $20,000, payable in quarterly installments, for his services as non-executive Chairman of the Board of Directors of the Company in lieu of the previously disclosed $100,000 that the Company anticipated paying to Mr. Debregeas in the event he served as executive Vice Chairman of the Board of Directors of the Company.

On January 23, 2009, the Board of Directors of the Company also appointed Charles R. Struby, Ph.D., as Chief Executive Officer and President of the Company to fill the vacancies created by the resignation of Mr. Kennedy from such positions. Dr. Struby, age 59, has over 25 years of senior executive experience in the life sciences industry. Most recently, Dr. Struby served as Senior Director of Business Development of The Medicines Company, a NASDAQ-listed acute-care pharmaceutical company, from 2006 through 2008. From 2005 through 2006, Dr. Struby served as General Manager of Kansas City Operations of Harte-Hanks, Inc., a worldwide direct and targeted marketing company, and as Vice President of The Mattson Jack Group, Inc., a consulting firm focused on the pharmaceutical and biotech industries. From 1982 through 2004, Dr. Struby served Sanofi-Aventis Pharmaceuticals, Inc. (and its legacy companies), a leading global pharmaceutical company, in a variety of senior executive positions, including various director and vice president positions. Prior to that time, Dr. Struby practiced as a certified public accountant. Dr. Struby earned his B.S. in Business from Kansas State University, his M.S. in Accounting from Louisiana State University and his Ph.D. in Pharmaceutical Sciences from the University of Missouri at Kansas City.

Dr. Struby will be paid an initial annual base salary of $250,000 for his services as Chief Executive Officer and President of the Company. Dr. Struby will also receive a payment in an amount equal to his annual base salary in the event he is terminated without cause by the Company or upon his death.

In addition, on January 28, 2009, the Compensation Committee of the Board of Directors approved a payment to Kevin Clark, the Company’s Chief Operating Officer, in an amount equal to his annual base salary (which is currently $227,000) in the event he is terminated without cause by the Company or upon his death.

The additional terms of Dr. Struby’s employment as Chief Executive Officer and President of the Company and Mr. Clark’s continued employment as Chief Operating Officer of the Company, including the terms of any bonus and equity compensation which may be paid to them, will be determined in the near future by the Compensation Committee of the Board of Directors and are expected to be memorialized in employment agreements to be entered into between the Company and each of Dr. Struby and Mr. Clark. Each such employment agreement, if and when entered into, and the material terms thereof will be disclosed by the Company in a subsequent Current Report on Form 8-K or other periodic report filed by the Company with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IVAX DIAGNOSTICS, INC.

By:	/s/ Mark S. Deutsch
Mark S. Deutsch,
Vice President - Finance and Chief Financial Officer

Dated: January 28, 2009